Exhibit 99.1

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

FOR RELEASE

August 6, 2009 – 8:00a.m. (EDT)

American Electric Technologies Reports 2009 Six Months and Second Quarter Results

HOUSTON, August 6, 2009— American Electric Technologies, Inc. (NASDAQ: AETI), the premium supplier of custom-designed power distribution and control solutions for the traditional and renewable energy industries, announced today that net sales for the second quarter of 2009 were $12.2 million compared with $16.6 million for the second quarter of 2008, a decrease of $4.4 million or 26.5%. The Company reported a net loss for the second quarter of 2009 of $0.3 million, or 4 cents per basic and diluted share, compared with net income of $0.5 million, or 7 cents per basic and diluted share, for the same quarter last year. The 2009 second quarter was negatively impacted by additional costs and a contract dispute arising from the completion of the last new school construction contract resulting in a $1.2 million charge ($0.10 per basic share). For the six months ending June 30, 2009, net sales, net income and basic and fully diluted earnings per share were $28.2 million, $0.4 million and $0.05, respectively compared to $33.6 million, $0.7 million and $0.09, respectively, in the comparable prior year period

“We are obviously disappointed that the final school construction contract encountered difficulties and we plan to pursue all avenues at our disposal to mitigate and recoup this loss. However, we are pleased that we have substantially discontinued our activities in this market and can focus on the positive things we have been doing to position AETI for the future. Our cost structure has been improved substantially since last year and we expect to continue to adjust our infrastructure to market conditions as needed. Our efforts to augment our products and services to markets beyond traditional energy are complementing our core business. We successfully completed several important product development efforts that are already enhancing our revenue base, particularly to renewable energy markets.” said Arthur Dauber, Chairman, President and Chief Executive Officer of AETI.

“We continue to see uncertainty in many of our markets as reflected in our reduced backlog. However, we are entering the second half of the year with a significantly lower cost structure and breakeven point and with new products that will be sold into markets beyond our traditional energy business. We believe we are well positioned for the future, particularly when the global economy recovers.”

Outlook for Fiscal 2009

Demand for the Company’s products from the traditional energy markets remains highly uncertain. In addition, sales by the Electrical and Instrumentation Construction (“E&I”) unit, particularly in the marine construction and industrial markets continue to be weak. We do expect however to remain above the quarterly operating profit breakeven sales level of $12 million. We continued our development of products to support renewable energy markets including development of our wind energy converter product and expect to begin deliveries in Q3. We have invested in excess of $.3 million in development costs during 2009 and expect demand for these converters to be substantially higher in 2010. Additionally, our portable data

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

center product is expected to result in sales of at least $3 million in the second half of 2009. Our international joint ventures will likely reflect lower net income in the remainder of 2009 due to overall global market conditions but we are encouraged by our recent initiatives in Brazil that should provide several million dollars of service revenues during the remainder of the year.

Second Quarter ending June 30, 2009 AETI highlights (in $000s):

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The Technical Products and Services (“TP&S”) segment revenue increased $394.5 from $7,755.6 for the second quarter of 2008 to $8,150.0 for the second quarter of 2009. The 5.1% increase in revenue for this segment reflects stable demand for the company’s products and services, even given the weakness in the domestic traditional energy markets. As reported above, the product development effort for converters for the wind energy business has been completed and the initial products will be shipped in August, 2009. As of June 30, 2009, the backlog for TP&S was approximately $6,100.0, a 58% decrease from the end of the 2008. All of this backlog should be realized by December 31, 2009.

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The E&I segment reported sales of $2,043.6 in the second quarter of 2009, a decline of $4,676.5 or 69.6%, over the second quarter of 2008. The decline was primarily associated from the departure from the new school construction business as well as general weakness in industrial, marine and wastewater markets. The segment incurred a loss of $1,200.0 ($0.10 per basic common share) during the quarter due to the completion of its final new school construction project due to additional costs arising from the termination of a major subcontractor. This loss may be mitigated in the future due to claims against the subcontractor and the project owner. The backlog for the E&I Construction segment was $6,000.0 as of June 30, 2009, a decline of $1,100.0 from December 31, 2008.

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The American Access segment sales declined $116.0 from the comparable prior year reporting period or 5.5%. Lower demand for the unit’s zone cabling products were offset by improved sales to contract manufacturing customers. This segment expects sales to be comparable to prior year levels for the remainder of the year due primarily to a new contract manufacturing customer. As a result, positive earnings contributions are expected as well.

•	Joint Venture Highlights:

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In the second quarter of 2009, AETI recorded equity income of $600, of which $400 was its 40 % share of its Chinese joint venture’s net income and $200 from its 49% share of its Singapore joint venture’s net income.

•	During April, 2009, AETI received a $1,400 dividend from BOMAY, its Chinese joint venture.

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AETI had borrowings of $4,000 as of June 30, 2009, under its revolving credit facility. The amount is unchanged from the 2008 yearend balance. During the quarter, the company extended the maturity of the credit line to July 1, 2011.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

AETI’s unaudited income statement and balance sheets for the quarter ended June 30, 2009 may be accessed at www.aeti.com and other detailed information for the quarter is included in the company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission prior to August 15, 2009.

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Investor Contact:	Media Contact:
John H. Untereker	Lena Clark
AETI’s Sr. Vice President & CFO	Ward Creative Communications
juntereker@aeti.com	lclark@wardcc.com
713-644-8182	713-869-0707

American Electric Technologies, Inc. (NASDAQ:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and alternative energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China, Singapore and Jakarta, Indonesia. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning our anticipated future revenues, profits, plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 27, 2009. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.